UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2013 (June 6, 2013)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 6, 2013, Chaparral Energy, Inc. commenced injection of Carbon Dioxide (“CO2”) into the first phase at its North Burbank Unit (“NBU”) in Osage County, Oklahoma.  The project was initiated in early 2011 and to date the Company has invested approximately $204 million in the construction of the Coffeyville CO2 gathering facility, the laying of a 68-mile pipeline to the NBU and the necessary field infrastructure, drilling and wellbore remediation.  The CO2 is anthropogenic and is sourced from a fertilizer plant in Coffeyville, Kansas. Delivery of CO2 for phase I was initiated at approximately 22 million standard cubic feet (“MMscf”) per day and is expected to double to approximately 43 MMscf per day late in the year as the remaining compression facilities at the Coffeyville CO2 facility are commissioned.  Over the last year, re-pressurization of the phase I area of the field with water has been underway and miscibility pressure of approximately 1,700 psi was achieved early this year. Initial response from the enhanced oil recovery (“EOR”) process is anticipated to occur late in the fourth quarter of 2013.  Additional phases of NBU field development are expected to annually occur as produced CO2 is recycled to supplement Coffeyville deliveries to increase the field's current production of 1,300 net BOPD to a potential peak production rate of 11,000 - 13,000 BOPD.

The NBU is the largest unitized oil field in the State of Oklahoma with original oil in place in excess of 825 MMBO and recoveries to date close to 319 MMBO.  The NBU was discovered in 1920 and made Phillips Petroleum a major player in the oil and gas industry.  Secondary recovery operations by water-flooding were initiated in 1950.  Today, with startup of tertiary recovery by miscible CO2 injection, an additional 80 MMBO is expected to be recovered from this field.

Chaparral is the third largest oil producer in Oklahoma and is ranked third nationally in the number of active CO2 EOR projects.  Chaparral has an inventory of 70 existing and potential EOR projects and has interests in 478 miles of pipelines to facilitate transport of CO2 to its EOR fields.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPARRAL ENERGY, INC.
Date: June 11, 2013
By: /s/ David J. Ketelsleger
Name: David J. Ketelsleger
Senior Vice President and
General Counsel